Exhibit 99.1

For Immediate Release

GARNERO GROUP ACQUISITION COMPANY

ANNOUNCES TERMINATION OF INVESTMENT AGREEMENT

AND PROVIDES INFORMATION ON LIQUIDATION

SAO PAULO, BRAZIL, July 20, 2016 – Garnero Group Acquisition Company (“GGAC”) (NASDAQ: GGAC), a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination, announced today that, as a result of certain material breaches by Q1 Comercial de Roupas S.A. (“Grupo Colombo”) of the agreement between the parties, it has terminated its previously announced proposed merger with Grupo Colombo. GGAC intends to vigorously pursue its claims and remedies under the agreement and applicable law against Grupo Colombo, the other parties to the investment agreement and their respective affiliates and representatives.

The extraordinary general meeting of shareholders of GGAC that was held on July 18, 2016 to vote on an extension of the deadline for GGAC to complete an initial business combination was concluded without considering any business. The adjourned extraordinary general meeting of shareholders of GGAC that was held on July 19, 2016 to vote on the business combination with Grupo Colombo and other related proposals also was concluded without considering any business.

Pursuant to GGAC’s amended and restated memorandum and articles of association, GGAC’s corporate existence will cease as of July 22, 2016 except for the purposes of winding up its affairs and liquidating. The share transfer books of GGAC will be closed as of July 23, 2016. Payable upon presentation, liquidating distributions will be made to holders of ordinary shares issued in GGAC’s initial public offering. Shareholders whose shares are held in “street name” through a broker will automatically receive payment through the Depository Trust Company. The per-share liquidation price will be approximately $10.05. GGAC’s transfer agent will instruct shareholders as to when they should present their share certificates or deliver their shares. Shareholders should not present their share certificates or deliver their shares before receiving instructions to do so. No payments will be made in respect of GGAC’s outstanding warrants or rights or to any of its initial shareholders with respect to the securities owned by them prior to GGAC’s initial public offering.

About Garnero Group Acquisition Company

GGAC was incorporated in the Cayman Islands on February 11, 2014 as a blank check company whose objective was to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of GGAC’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

Contact:

Javier Martin Riva, CFO/CIO, Garnero Group Acquisition Company, Phone: +1 (305) 395-9989, Email: jmriva@garnerogroup.com.